Exhibit 99.1

Syntel Reports Second Quarter 2012 Financial Results

Highlights:

•	Q2 revenue of $179.0M, up 14% from year-ago quarter, and 5% sequentially

•	Q2 EPS of $1.04 per diluted share, up 57% from year-ago quarter, and 6% sequentially

•	Q2 cash & short term investments of $354.9M

•	Global Headcount of 20,060 on June 30, 2012, up 11% versus prior year

TROY, Mich. – July 19, 2012 – Syntel, Inc. (NASDAQ: SYNT), a global information technology services and Knowledge Process Outsourcing (KPO) company today announced financial results for the second quarter, ended June 30, 2012.

Second Quarter Financial Highlights

Syntel’s revenue for the second quarter increased 14 percent to $179 million, compared to $157 million in the prior-year period, and increased five percent sequentially from $170.7 million in the first quarter of 2012. During the second quarter, Applications Outsourcing accounted for 75 percent of total revenue, with Knowledge Process Outsourcing (KPO) at 15 percent, e-Business contributing eight percent and TeamSourcing at two percent.

The Company’s gross margin was 41.3 percent in the second quarter, compared to 36.2 percent in the prior-year period and 41.8 percent in the first quarter of 2012. Selling, General and Administrative (SG&A) expenses were 10.6 percent of revenue in the second quarter, compared to 17.7 percent in the prior-year period and 15.8 percent in the previous quarter.

The second quarter income from operations was 30.7 percent of revenue as compared to 18.5 percent in the prior-year period and 26.1 percent in the first quarter. The sequential rise in operating margin primarily reflects the impact of currency-related balance sheet translations and the depreciation in the Indian rupee during the second quarter, which more than offset costs related to offshore wage increases and visas.

Net income for the second quarter was $43.4 million or $1.04 per diluted share, compared to $27.6 million or $0.66 per diluted share in the prior-year period and net income of $40.7 million or $0.98 per diluted share in the first quarter of 2012.

During Q2, Syntel spent $6.7 million in CAPEX, largely in support of campus infrastructure, and finished the quarter with cash and short-term investments of $354.9 million. The Company also added 401 net employees, ending the quarter with 20,060 employees globally.

Operational Highlights

“We continue to execute along our objectives in the second quarter with an ongoing focus on delivering solutions to meet our clients’ business needs,” said Syntel CEO and President Prashant Ranade. “We saw growth across the key verticals we serve and continue to feel well-positioned as the year progresses. With an eye on prevailing uncertainty in global economic trends, we still see opportunities to grow our business and strengthen our market standing.”

“Our planned investments in our intellectual property, our business, and our people remain on track, and we view these as necessary to capture the current market opportunity,” said Ranade. “These investments will deliver value over time and help support our future growth.”

“Newer technologies such as Cloud, mobility and analytics continue to garner high levels of customer interest and are critical to our long-term success and growth. The investments we make and the innovations we develop in these areas will allow us to harness our strengths to create new opportunities for our clients.”

2012 Guidance

Based on current visibility levels and an exchange rate assumption of 55 Indian Rupees to the dollar, the Company currently expects 2012 revenue of $730 to $740 million and EPS in the range of $3.90 to $4.00.

Syntel to Host Conference Call

Syntel will discuss its second quarter 2012 results today on a conference call at 10:00 a.m. (EDT). To listen to the call, please dial (877) 837-3915 in the US/Canada or (973) 638-3495 internationally. The call will also be broadcast live via the Internet at Syntel’s web site: investor.syntelinc.com. Please access the site at least 15 minutes prior to the call to register and download any necessary software. A replay will be available until July 26, 2012 by dialing (855) 859-2056 and entering “10983201”. International callers may dial (404) 537-3406 and enter the same passcode.

About Syntel

Syntel (Nasdaq:SYNT) is a leading global provider of integrated information technology and Knowledge Process Outsourcing (KPO) solutions spanning the entire lifecycle of business and information systems and processes. The Company is driven by its mission to create new opportunities for clients by harnessing the passion, talent and innovation of Syntel employees worldwide. Syntel leverages dedicated Centers of Excellence, a flexible Global Delivery Model, and a strong track record of building collaborative client partnerships to create sustainable business advantage for Global 2000 organizations. Syntel is assessed at SEI CMMi Level 5, and is ISO 27001 and ISO 9001:2008 certified. As of June 30, 2012, Syntel employed more than 20,000 people worldwide. To learn more, visit us at: www.syntelinc.com.

Safe Harbor Provision

This news release includes forward-looking statements, including those with respect to the future level of business for Syntel, Inc. These statements are necessarily subject to risk and uncertainty. Actual results could differ materially from those projected in these forward-looking statements as a result of certain risk factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 or from other factors not currently anticipated.

Contacts:

North America/Europe: Jon Luebke, Syntel, 248/619-3503, jon_luebke@syntelinc.com

AsiaPac: Suruchi Sharma, Syntel, +91 9833691415, suruchi_sharma@syntelinc.com

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SYNTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(UNAUDITED)

(IN THOUSANDS, EXCEPT SHARE DATA)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2012	2011	2012	2011
Net revenues	$178,979	$156,985	$349,723	$302,357
Cost of revenues	105,121	100,200	204,413	194,760

Gross profit	73,858	56,785	145,310	107,597
Selling, general and administrative expenses	18,931	27,781	45,877	52,404

Income from operations	54,927	29,004	99,433	55,193

Other income, principally interest	2,455	5,923	10,744	12,042

Income before income taxes	57,382	34,927	110,177	67,235

Income tax expense	13,993	7,287	26,043	14,546

Net income	$43,389	$27,640	$84,134	$52,689

Other Comprehensive Income, Net of tax
Foreign currency translation adjustments	(47,745)	(567)	(31,733)	2,469

Unrealized gains on securities:
Unrealized holding gains arising during period	322	50	358	136
Less: reclassification adjustment for gains included in net income	(204)	(480)	(144)	(526)

	118	(430)	214	(390)
Defined benefit pension plans:
Net Profit/(loss) arising during period	(2)	—	(6)	—
Less: amortization of prior service cost included in net periodic pension cost	8	10	17	19

	6	10	11	19

Other comprehensive income, before tax	(47,621)	(987)	(31,508)	2,098
Income tax expenses related to Other Comprehensive Income	(36)	74	(68)	70

Other comprehensive income, net of tax	(47,657)	(913)	(31,576)	2,168

Comprehensive Income	(4,268)	26,727	52,558	54,857

Dividend per share	$0.06	$0.06	$0.12	$0.12

EARNINGS PER SHARE:
Basic	1.04	$0.66	$2.02	$1.27
Diluted	$1.04	$0.66	$2.01	$1.26

Weighted average common shares outstanding:
Basic	41,677	41,605	41,665	41,592

Diluted	41,774	41,696	41,769	41,704

SYNTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	June, 30 2012	December, 31 2011
ASSETS
Current assets:
Cash and cash equivalents	$74,815	$104,628
Short term investments	280,096	215,798
Accounts receivable, net of allowance for doubtful accounts of $2,000 and $2,407 at June 30 , 2012 and December 31, 2011, respectively	92,479	88,573
Revenue earned in excess of billings	14,328	5,131
Deferred income taxes and other current assets	44,625	46,353

Total current assets	506,343	460,483

Property and equipment	180,663	179,576
Less accumulated depreciation and amortization	76,342	73,574

Property and equipment, net	104,321	106,002

Goodwill	906	906

Non current Term Deposits with Banks	13	130

Deferred income taxes and other non current assets	31,181	29,727

	$642,764	$597,248

LIABILITIES

Current liabilities:
Accrued payroll and related costs	$38,155	$45,949
Income taxes payable	11,961	3,080
Accounts payable and other current liabilities	34,952	35,341
Deferred revenue	4,539	9,692

Total current liabilities	89,607	94,062

Other non current liabilities	10,624	9,997

Total liabilities	100,231	104,059

SHAREHOLDERS’ EQUITY
Total shareholder’ equity	542,533	493,189

Total liabilities and shareholders’ equity	$642,764	$597,248